Exhibit 99.1

Nordson Corporation Reports Fiscal Year 2016 Fourth Quarter and Full Year Results

  Fourth quarter sales are a record $509 million, inclusive of 13 percent organic growth compared to the prior year
  Fourth quarter operating margin increases five percentage points compared to the prior year to 22 percent
  Fourth quarter GAAP diluted EPS increases 56 percent compared to the prior year to $1.31, or $1.39 on a normalized basis to exclude one-time items
  Full year sales, operating profit and diluted EPS are company records
  Full year sales of $1.8 billion includes 7 percent organic growth, with operating margin increasing three percentage points to 22 percent, and GAAP diluted EPS increasing 37 percent to $4.73, all compared to the prior year
  Pro-forma 12 week order rates increase 17 percent compared to the same period a year ago
  First quarter fiscal 2017 guidance: sales expected to increase in the range of 4 to 8 percent compared to the prior year, inclusive of 6 to 10 percent organic growth, offset by negative 2 percent impact of unfavorable currency translation effects; GAAP diluted EPS in the range of $0.74 to $0.84

WESTLAKE, Ohio--(BUSINESS WIRE)--December 13, 2016--Nordson Corporation (Nasdaq: NDSN) today reported results for the fourth quarter of fiscal year 2016. For the quarter ending October 31, 2016, sales were $509 million, a 14 percent increase as compared to the prior year’s fourth quarter. This change in sales included organic volume growth of 13 percent and a 1 percent increase related to the first year effect of the recent LinkTech Quick Couplings acquisition. The effects of currency translation on sales compared to the prior year were not material. Operating profit was $111 million, net income was $76 million, and GAAP diluted earnings per share were $1.31, inclusive of an $0.08 per share charge related to one-time items. Prior year fourth quarter sales, operating profit, net income and GAAP diluted earnings per share were $446 million, $76 million, $50 million and $0.84, respectively. A reconciliation of GAAP diluted EPS to normalized amounts and a calculation of free cash flow are included in the attached tables.

“Nordson generated record sales in the quarter, driven by the value we bring our customers, the diverse and resilient end markets we serve, and the hard work of our global team,” said Michael F. Hilton, Nordson President and Chief Executive Officer. “Outstanding organic growth of 13 percent in the fourth quarter capped a terrific year in which we delivered 7 percent organic growth. All three of our operating segments and most geographies contributed to the growth in the quarter.”

“We leveraged the increased volume and our ongoing continuous improvement initiatives to improve fourth quarter operating margin by five percentage points compared to the prior year to 22 percent, or 23 percent on a normalized basis to exclude one-time items,” Hilton added. “Fourth quarter GAAP diluted EPS expanded 56 percent compared to the prior year to $1.31, or $1.39 on a normalized basis to exclude one-time items. These one-time items are primarily related to previously-announced restructuring initiatives, where we continue to make good progress and expect a benefit in future results.”

“Free cash flow in the quarter before dividends was $121 million, or 160 percent of net income, representing strong cash conversion. Capital deployment during the quarter included acquiring LinkTech to add to our Advanced Technology segment’s medical offering, increasing our annual dividend for the 53rd consecutive year, and reducing debt.”

Fourth Quarter Segment Results

Sales volume in the Adhesive Dispensing Systems segment improved 3 percent compared to the fourth quarter a year ago. “The three percent organic growth is solid performance, especially in comparison to a robust quarter a year ago. Our general product assembly, rigid packaging, and nonwovens product lines led the growth in the current quarter. Asia Pacific, Europe and the United States were the strongest regions,” said Hilton. Reported operating margin in this segment was 24 percent in the fourth quarter, or 26 percent on a normalized basis to exclude one-time items related to previously announced restructuring activities.

Sales volume in the Advanced Technology Systems segment increased 32 percent compared to the fourth quarter a year ago, including a 30 percent increase in organic volume and a 2 percent increase related to the first year effect of the LinkTech acquisition. “Organic growth was robust across the segment’s electronic systems and fluid management portfolio, led by demand for our automated and semi-automated dispensing product lines. The growth was positive in nearly all geographies and was strongest in Asia Pacific and Japan,” said Hilton. Driven by the higher volume and a better product mix, reported operating margin in this segment improved nine percentage points over the prior year period to 26 percent in the fourth quarter. Incremental operating margin on the quarter’s sales growth was 53 percent.

Organic sales volume in the Industrial Coating Systems segment improved 12 percent compared to the fourth quarter a year ago. “Demand for our cold material dispensing product lines in automotive and other durable goods end markets drove the growth. Growth was strongest in the Americas, the United States and Japan,” said Hilton. Fourth quarter operating margin in this segment improved four percentage points over the prior year period to 23 percent.

Detailed results by operating segment and geography are included in the attached tables.

Fiscal 2016 Full Year Results

Sales for the fiscal year ended October 31, 2016 were $1.81 billion, an increase of 7 percent over the same period a year ago. This change in sales included organic volume growth of 7 percent, a 2 percent increase related to the first year effect of acquisitions, and about 2 percent negative impact related to the unfavorable effects of currency translation. Full year operating profit was $388 million, net income was $272 million and GAAP diluted earnings per share were $4.73, or $4.68 on a normalized basis to exclude one-time items. Prior year sales, operating profit, net income and GAAP diluted earnings per share were $1.69 billion, $318 million, $211 million and $3.45, respectively.

“Given the weak macroeconomic environment, we entered the year focused on driving our growth initiatives and improving operating margin. Our team did an outstanding job delivering on both of these goals,” said Hilton.

“Full year organic growth was a robust 7 percent compared to the prior year, driven by new products and applications, product tiering, recapitalization of our large installed base, further penetration of emerging markets, and a recurring stream of parts and consumables revenue,” said Hilton. “Full year operating margin of 22 percent is an improvement of three percentage points compared to the prior year, with full year incremental operating margin of 59 percent. Sales volume leverage and improvements driven by the Nordson Business System both contributed to the margin enhancement.”

Free cash flow before dividends for the year was $272 million, or 100 percent of net income, representing strong cash conversion. In addition to funding organic and acquisitive growth initiatives during the year, Nordson invested $32 million to repurchase shares, all during our first fiscal quarter, paid $56 million in dividends for a full year payout ratio of 21 percent, and reduced leverage on the balance sheet from approximately 2.8 times trailing-twelve-month EBITDA at the start of the year to approximately 2 times at the end of the year.

Order Rates and Backlog

Order rates for the 12-week period ending December 4, 2016, measured in constant currency, increased by 17 percent over the same period a year ago. Order rates by segment and geography are provided in the accompanying financial tables, with pro-forma growth in order rates calculated as though fiscal year 2016 acquisitions were owned in both years.

Backlog for the quarter ended October 31, 2016 was approximately $274 million, an increase of 20 percent compared to the same period a year ago, with less than 1 percent of the increase due to the LinkTech acquisition. Backlog amounts are calculated at October 31, 2016 exchange rates.

Outlook

For the first quarter of fiscal 2017, sales are expected to increase in the range of up 4 percent to up 8 percent as compared to the first quarter a year ago. This range is inclusive of organic volume up 6 percent to up 10 percent, and negative 2 percent currency translation effects based on the current exchange rate environment. Operating margin is expected to be approximately 18 percent at the midpoint of this sales outlook, and GAAP diluted earnings per share are expected to be in the range of $0.74 to $0.84.

“Our first quarter outlook is very positive, reflecting our improved backlog, current 12 week order rates, typical seasonality, and comparisons to the prior year where organic growth was modest,” said Hilton. “Order rates are strong in all three segments, particularly in Advanced Technology where customers in electronics and medical end markets continue to respond to our technology and application expertise.”

Nordson will broadcast its fourth quarter conference call on its web site at www.nordson.com/investors on Wednesday, December 14, 2016 at 8:30 a.m. eastern time. For persons unable to listen to the live broadcast, a replay will be available for 14 days after the event. Information about Nordson’s investor relations and shareholder services is available from James R. Jaye, Senior Director of Communications & Investor Relations at (440) 414-5639 or jim.jaye@nordson.com.

Except for historical information and comparisons contained herein, statements included in this release may constitute “forward-looking statements,” as defined by the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors, as discussed in the company’s filing with the Securities and Exchange Commission that could cause actual results to differ.

Nordson Corporation engineers, manufactures and markets differentiated products and systems used to dispense, apply and control adhesives, coatings, polymers, sealants, biomaterials, and other fluids, to test and inspect for quality, and to treat and cure surfaces. These products are supported by application expertise and direct global sales and service. Nordson serves a wide variety of consumer non-durable, durable and technology end markets including packaging, nonwovens, electronics, medical, appliances, energy, transportation, construction, and general product assembly and finishing. Founded in 1954 and headquartered in Westlake, Ohio, the company has operations and support offices in nearly 40 countries. Visit Nordson on the web at www.nordson.com, www.twitter.com/Nordson_Corp or www.facebook.com/nordson.

NORDSON CORPORATION
FINANCIAL HIGHLIGHTS
(Dollars in thousands except for per-share amounts)

FOURTH QUARTER PERIOD
Period Ending October 31, 2016
(Unaudited)

CONSOLIDATED STATEMENT OF INCOME
	Fourth Quarter		Year-to-Date
	2016	2015	2016	2015

Net sales	$509,283	$446,200	$1,808,994	$1,688,666
Cost of sales	234,316	211,339	815,495	774,702
Selling & administrative expenses	164,104	159,213	605,068	596,234

Operating profit	110,863	75,648	388,431	317,730

Interest expense - net	(5,606)	(4,988)	(20,594)	(17,546)
Other income (expense) - net	106	1,465	657	678

Income before income taxes	105,363	72,125	368,494	300,862
Income taxes	29,496	22,501	96,651	89,751

Net Income	$75,867	$49,624	$271,843	$211,111

Return on sales	15%	11%	15%	13%
Return on average shareholders' equity	36%	27%	37%	26%

Average common shares outstanding (000's)	57,206	58,907	57,060	60,652
Average common shares and common share equivalents (000's)	57,864	59,330	57,530	61,151

Per share:

Basic earnings	$1.33	$.84	$4.76	$3.48
Diluted earnings	$1.31	$.84	$4.73	$3.45

Dividends paid	$.27	$.24	$.99	$.90

Total dividends	$15,428	$14,383	$56,436	$54,849

NORDSON CORPORATION
FINANCIAL HIGHLIGHTS
(Dollars in thousands except for per-share amounts)

FOURTH QUARTER PERIOD
Period Ending October 31, 2016
(Unaudited)

CONSOLIDATED BALANCE SHEET
	October 31	October 31
	2016	2015

Cash and marketable securities	$67,239	$50,268
Receivables	428,560	389,550
Inventories	220,361	225,672
Other current assets	29,415	46,101
Total current assets	745,575	711,591

Property, plant & equipment - net	273,129	249,940
Other assets	1,403,661	1,398,913
	$2,422,365	$2,360,444

Notes payable and debt due within one year	$40,234	$23,950
Accounts payable and accrued liabilities	291,309	266,826
Total current liabilities	331,543	290,776

Long-term debt	944,553	1,092,643
Other liabilities	294,666	317,009
Total shareholders' equity	851,603	660,016
	$2,422,365	$2,360,444

Other information:

Employees	6,127	6,232

Common shares outstanding (000's)	57,307	57,358

NORDSON CORPORATION
FINANCIAL HIGHLIGHTS
(Dollars in thousands)

FOURTH QUARTER PERIOD
Period Ending October 31, 2016
(Unaudited)

	Fourth Quarter		% Growth over 2015			Year-to-Date		% Growth over 2015
SALES BY BUSINESS SEGMENT	2016	2015	Volume	Currency	Total	2016	2015	Volume	Currency	Total

Adhesive dispensing systems	$234,305	$226,931	2.5%	0.7%	3.2%	$879,573	$836,066	6.9%	-1.7%	5.2%
Advanced technology systems	194,542	147,270	32.1%	0.0%	32.1%	676,329	593,858	14.7%	-0.8%	13.9%
Industrial coating systems	80,436	71,999	11.6%	0.1%	11.7%	253,092	258,742	-0.6%	-1.6%	-2.2%

Total sales by business segment	$509,283	$446,200	13.7%	0.4%	14.1%	$1,808,994	$1,688,666	8.5%	-1.4%	7.1%

	Fourth Quarter					Year-to-Date
OPERATING PROFIT BY BUSINESS SEGMENT	2016	2015				2016	2015

Adhesive dispensing systems	$55,383	$46,939				$229,143	$195,902
Advanced technology systems	49,712	24,719				159,531	120,940
Industrial coating systems	18,430	13,854				43,511	41,458
Corporate	(12,662)	(9,864)				(43,754)	(40,570)

Total operating profit by business segment	$110,863	$75,648				$388,431	$317,730

	Fourth Quarter		% Growth over 2015			Year-to-Date		% Growth over 2015
SALES BY GEOGRAPHIC REGION	2016	2015	Volume	Currency	Total	2016	2015	Volume	Currency	Total

United States	$147,397	$137,749	7.0%	-	7.0%	$531,117	$529,893	0.2%	-	0.2%
Americas	33,834	35,100	-2.8%	-0.8%	-3.6%	124,657	129,325	2.5%	-6.1%	-3.6%
Europe	129,635	128,322	3.1%	-2.1%	1.0%	503,869	462,565	12.3%	-3.4%	8.9%
Japan	38,476	31,118	4.9%	18.7%	23.6%	122,054	107,797	2.2%	11.0%	13.2%
Asia Pacific	159,941	113,911	41.5%	-1.1%	40.4%	527,297	459,086	17.4%	-2.5%	14.9%

Total Sales by Geographic Region	$509,283	$446,200	13.7%	0.4%	14.1%	$1,808,994	$1,688,666	8.5%	-1.4%	7.1%

	Fourth Quarter					Year-to-Date
FREE CASH FLOW BEFORE DIVIDENDS	2016	2015				2016	2015

Net income	$75,867	$49,624				$271,843	$211,111
Depreciation and amortization	17,480	16,123				70,304	65,194
Other non-cash charges	7,100	4,293				20,313	18,808
Changes in operating assets and liabilities	35,977	23,072				(31,302)	(33,162)
Net cash provided by operating activities	136,424	93,112				331,158	261,951

Additions to property, plant and equipment	(15,399)	(13,189)				(60,851)	(62,087)
Proceeds from the sale of property, plant and equipment	256	109				1,300	597

Free cash flow before dividends	$121,281	$80,032				$271,607	$200,461

NORDSON CORPORATION
ORDER RATES FOR 12-WEEK PERIOD ENDING DECEMBER 4, 2016
CHANGE FROM PRIOR YEAR

BUSINESS SEGMENT	% CHANGE	GEOGRAPHY	% CHANGE

Adhesive dispensing systems	8%	United States	18%
Advanced technology systems	34%	Americas	5%
Industrial coating systems	11%	Europe	2%
		Japan	4%
Total	17%	Asia Pacific	42%

		Total	17%

Notes:
1. Numbers in this table are unaudited and exclude the effects of currency movements.
2. Pro-forma changes in order rates were calculated as though our 2016 acquisition was owned in both years.

NORDSON CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

FOURTH QUARTER PERIOD
Period Ending October 31, 2016
(Unaudited)

	Fourth Quarter		Year-to-Date
	2016	2015	2016	2015

Diluted EPS as reported (U.S. GAAP)	$1.31	$0.84	$4.73	$3.45

Short-term inventory purchase accounting adjustments	-	0.02	0.03	0.02
Severance and restructuring	0.08	0.11	0.13	0.14
Pension settlement expense	-	-	-	0.02
Litigation settlement	-	(0.02)	(0.01)	(0.02)
Discrete tax items	-	-	(0.19)	(0.04)
Other pre-tax items related to discrete tax benefits	-	-	(0.01)	-

Diluted EPS as adjusted (Non-GAAP)	$1.39	$0.95	$4.68	$3.57

Adjusted EPS and operating margin are not measurements of financial performance under GAAP, and should not be considered as alternatives to EPS and operating margin determined in accordance with GAAP. Management believes that EPS and operating margin as adjusted to exclude the items in the tables above assist in understanding the results of Nordson Corporation. Our calculations of these non-GAAP measures may not be comparable to the calculations of similarly titled measures reported by other companies.

CONTACT:
Nordson Corporation
James R. Jaye
Senior Director, Communications & Investor Relations
440-414-5639
Jim.Jaye@nordson.com